As filed with the Securities and Exchange Commission on May 16, 2023
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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Cumberland Pharmaceuticals Inc.
(Exact name of registrant as specified in its charter)
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Tennessee	62-1765329
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1600 West End Avenue, Suite 1300
Nashville, Tennessee	37203
(Address of Principal Executive Offices)	(Zip Code)
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Amended and Restated 2007 Long-Term Incentive Compensation Plan
(Full Title of Plan)
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A. J. Kazimi
Cumberland Pharmaceuticals Inc.
1600 West End Avenue, Suite 1300
Nashville, Tennessee 37203
(Name and address of agent for service)

(615) 255-0068
(Telephone number, including area code, of agent for service)
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With a copy to:
Tonya Mitchem Grindon, Esq.
Nathanael P. Kibler, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
1600 West End Avenue, Suite 2000
Nashville, TN 37203
(615) 726-5600
(615) 744-5607 (fax)
________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Cumberland Pharmaceuticals Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register an additional 750,000 shares of its common stock, no par value (the “Common Stock”), for issuance under the Registrant’s Amended and Restated 2007 Long-Term Incentive Compensation Plan (the “2007 Plan”). An amendment to increase the number of shares available to be awarded under the 2007 Plan from 2,400,000 shares to 3,150,000 shares was described in the Company’s definitive proxy statement, filed with the Securities Exchange Commission (the “SEC”) on March 15, 2023 and was approved by the Company’s shareholders on April 25, 2023. The additional shares of Common Stock under the 2007 Plan are securities of the same class as other securities for which an original registration statement on Form S-8 (File No. 333-164376) was filed with the SEC on January 15, 2010 (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:
(1) The contents of the Prior Registration Statement relating to the 2007 Plan filed with the SEC on January 15, 2010 (File No. 333-164376).
(2) The description of the Registrant’s Common Stock contained in its registration statement on Form 8-A filed with the SEC on August 1, 2007 (File No. 001-33637), and any amendment or report subsequently filed for the purpose of updating such description.
(3) The Registrant’s Annual Report on Form 10-K (File No. 001-33637) for the year ended December 31, 2022, filed with the SEC on March 13, 2023.
(4) The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 from its definitive proxy statement on Schedule 14A (File No. 001-33637) for the 2023 Annual Meeting of Stockholders, filed with the SEC on March 15, 2023.
(5) The Registrant’s Quarterly Report on Form 10-Q (File No. 001-33637) for the quarter ended March 31, 2023, filed with the SEC on May 12, 2023.
(6) The Registrant’s Current Reports on Form 8-K (File No. 001-33637), filed with the SEC, excluding the items furnished as exhibits to such reports, on January 17, 2023, March 15, 2023, April 4, 2023, April 17, 2023 and April 28, 2023.
All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the SEC), and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.
Under the Tennessee Business Corporation Act (“TBCA”), a corporation shall indemnify a director or officer against reasonable expenses incurred in connection with the proceeding to the extent the director or officer has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because he or she is or was a director or officer of the corporation.
The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, such person reasonably believed such conduct was in the corporation's best interests; (c) in all other cases, such person reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.
Under the TCBA, a Tennessee business corporation may not eliminate or limit director monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) unlawful distributions to shareholders.
In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received.
The Registrant’s Second Amended and Restated Bylaws include an indemnification provision under which the Registrant has the power to indemnify its directors, officers and former officers and directors (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of the Registrant or any of our subsidiaries.
The Registrant’s Second Amended and Restated Bylaws also provide that the Registrant has the power to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of the Registrant or any of our subsidiaries (including heirs and personal representatives) against a liability incurred by him or her as the Registrant’s director, officer, employee or agent.

Item 8. Exhibits.
A list of exhibits filed with this Registration Statement or incorporated by reference is set forth in the Exhibit Index hereto and is incorporated herein by reference.

EXHIBIT INDEX
Exhibit
No.
Description
4.1
Third Amended and Restated Charter of Cumberland Pharmaceuticals Inc., incorporated herein by reference to Exhibit 3.1 of Amendment No. 19 of the Registrant’s Registration Statement on Form S-1 (File No. 333-142535) as filed with the SEC on July 17, 2009

4.2
Second Amended and Restated Bylaws of Cumberland Pharmaceuticals Inc., incorporated herein by reference to Exhibit 3.2 of Amendment No. 19 of the Registrant’s Registration Statement on Form S-1 (File No. 333-142535) as filed with the SEC on July 17, 2009

4.3
Specimen Common Stock Certificate of Cumberland Pharmaceuticals Inc., incorporated herein by reference to Exhibit 4.1 of Amendment No. 5 of the Registrant’s Registration Statement on Form S-1 (File No. 333-142535) as filed with the SEC on August 6, 2007

4.4
Preferred Stock Terms, Rights, and Provisions, incorporated herein by reference to Exhibit 4.2 of the Registrant's Registration Statement Form S-3 (File No. 333-221402) as filed with the SEC on December 19, 2017

4.5
Amended and Restated 2007 Long-Term Incentive Compensation Plan of Cumberland Pharmaceuticals Inc., incorporated herein by reference to Appendix A of the Registrant’s Schedule 14A as filed with the SEC on March 12, 2012 and approved by the Registrant's shareholders on April 17, 2012

4.6
Amendment Number 1 to the Amended and Restated 2007 Long-Term Incentive Compensation Plan, incorporated herein by reference to Appendix A of the Registrant’s Schedule 14A as filed with the SEC on March 16, 2017 and approved by the Registrant's shareholders on April 25, 2017

4.7
Amendment Number 2 to the Amended and Restated 2007 Long-Term Incentive Plan, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33637) as filed with the SEC on August 14, 2020 and approved by the Registrant’s shareholders on May 5, 2020

4.8
Amendment Number 3 to the Amended and Restated 2007 Long-Term Incentive Compensation Plan, incorporated herein by reference to Appendix A of the Registrant’s Schedule 14A as filed with the SEC on March 15, 2023 and approved by the Registrant's shareholders on April 25, 2023

5.1*	Legal Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
23.1*	Consent of Independent Registered Public Accounting Firm, FORVIS, LLP
23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of Exhibit 5.1)
24.1*	Power of Attorney (included as part of the signature page hereto)
107*	Filing Fee Table
_____________________
* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on May 16, 2023.
CUMBERLAND PHARMACEUTICALS INC.

By:	/s/ A. J. Kazimi
Name:	A. J. Kazimi
Title:	Chief Executive Officer
(Principal Executive Officer)
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints A. J. Kazimi his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ A. J. Kazimi	Chairman and CEO	May 16, 2023
A. J. Kazimi	(Principal Executive Officer and Director)

/s/ John M. Hamm	Senior Director and CFO	May 16, 2023
John M. Hamm	(Principal Financial and Accounting Officer

/s/ Gordon R. Bernard	Director	May 16, 2023
Gordon R. Bernard

/s/ James R. Jones	Director	May 16, 2023
James R. Jones

/s/ Caroline R. Young	Director	May 16, 2023
Caroline R. Young

/s/ Kenneth J. Krogulski	Director	May 16, 2023
Kenneth J. Krogulski

/s/ Joseph C. Galante	Director	May 16, 2023
Joseph C. Galante

/s/ Martin S. Brown, Jr.	Director	May 16, 2023
Martin S. Brown, Jr.